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                                                            EXHIBIT 99.(A)(1)(D)



                       STOCK OPTION EXCHANGE ELECTION FORM

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Employee Last Name          Employee First Name        Employee/Personnel Number


     I have reviewed the Offer to Exchange (the "Offer"), including the Summary of Terms in Q&A format, as well as the email from William A. Krepick dated August 20, 2003 sent to the employees of Macrovision Corporation or one of its subsidiaries (the "Company") who hold options to purchase common stock of the Company with exercise prices greater than $28.00 per share. Terms not explicitly defined in this Stock Option Exchange Election Form (the "Election Form") will have the same definitions as used in the Offer.

     Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive New Options in accordance with specified exchange ratios as described in the Offer. I fully understand that should I accept the Offer for any of my Eligible Option grants below, any option(s) granted to me since February 19, 2003 must be exchanged for New Options on a 1-to-1 basis. I hereby agree that, unless I revoke my election on or before 11:59 p.m. Pacific Time on September 19, 2003 (or a later Expiration Date if the Company extends the Offer), my election will be irrevocable and, if accepted by the Company, such surrendered Eligible Options will be cancelled in their entirety on the first business day following the Expiration Date. I understand I will have the right to receive New Options to be granted, at the earliest, March 22, 2004, subject to my continuous employment through the date New Options are granted.

     I acknowledge I will have no right to exercise all or any part of the Eligible Options I elect to exchange after I submit this Election Form (unless I submit a change to my election prior to the Expiration Date) and such Eligible Options I elect to exchange will be cancelled as of the Expiration Date.

     I further acknowledge and agree that, unless I have a separate written agreement governing my employment relationship or as otherwise expressly provided by applicable law, my employment with the Company remains "at-will" and can be terminated by me or the Company at any time, with or without cause or notice, and neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with the Company. I represent I have full power and authority to execute and deliver this Election Form and the consent of no other party is required. I agree the Company has made no representations or warranties to me regarding the Offer or the future price of the Company's common stock and my participation in the Offer is at my own discretion. I agree the Company shall not be liable for any costs, taxes, loss or damage I may incur through my election to participate in the Offer.

INSTRUCTIONS

     In order to participate in the Offer, you will need to indicate your elections by selecting the "Exchange" or "Do Not Exchange" boxes below for your Eligible Options and filling out all other required information (marked with an asterisk *). You may send the Election Form by internal mail, by facsimile to
(408) 567-1830 or by regular mail to Macrovision Corporation, 2830 De La Cruz Blvd., Santa Clara, California 95050, Attn: Stock Plan Analyst.

     You may resubmit this Election Form to make election changes at any time prior to 11:59 p.m. Pacific Time on September 19, 2003 (or a later Expiration Date if the Company extends the Offer). Your new Election Form will supercede any previously submitted Election Form(s) which will be considered replaced in full by the new Election Form. You will be bound by your last properly submitted Election Form received by 11:59 p.m. Pacific Time on September 19, 2003 (or a later Expiration Date if the Company extends the Offer).

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*ELECTION FORM INFORMATION

     [ ] This is my initial Election Form.

     [ ] This is a change to my previous Election Form. I understand this Election Form supersedes any prior Election Form(s) I may have submitted.

*ELIGIBLE OPTION INFORMATION


    OPTION           OPTION           OPTION       OPTION GRANT     SHARES TO BE                        DO NOT
    NUMBER            TYPE            PRICE            DATE           EXCHANGED        EXCHANGE        EXCHANGE
---------------  ---------------  --------------  ---------------  ---------------  --------------  ---------------
                                                                                        .[ ]             .[ ]
                                                                                        .[ ]             .[ ]
                                                                                        .[ ]             .[ ]
                                                                                        .[ ]             .[ ]
                                                                                        .[ ]             .[ ]
                                                                                        .[ ]             .[ ]

     Although we intend to send you a confirmation of receipt of this Election Form, any confirmation of receipt of this Election Form sent to you will merely be a notification that we have received your Election Form and does not mean the Eligible Options you selected for exchange have been cancelled. We will be deemed to have accepted your Eligible Options for exchange at the time we give notice to you that your Eligible Options have been cancelled. Eligible Options accepted for exchange will be cancelled on the first business day following the Expiration Date.


*ACKNOWLEDGEMENT

     [ ] I acknowledge my election is voluntary. I also acknowledge I will be unable to change my previous election after the Expiration Date.

Employee:                                        Date:
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Macrovision Corporation hereby agrees and accepts this Election Form, and such acceptance shall be binding on Macrovision Corporation's successors, assigns and legal representatives.

Macrovision Corporation


                                                 Date:
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By:
Title:


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